Exhibit 99.1
Tilly's, Inc. Announces Third Quarter Operating Results
Introduces Fiscal 2022 Fourth Quarter Outlook

Irvine, CA – December 1, 2022 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the third quarter of fiscal 2022 ended October 29, 2022.
"Our third quarter performance was better than we expected and we entered the fourth quarter with reduced inventory per square foot compared to last year," commented Ed Thomas, President and Chief Executive Officer. "Although our November comparable net sales results were weaker than we expected, we saw an improved relative trend during the Black Friday weekend compared to earlier in the month. We are being cautious in our expectations for the fourth quarter, but believe we have the strategies in place to achieve improved performance in fiscal 2023."
Operating Results Overview
It should be noted that the Company's operating results for the comparative periods last year were fueled by unprecedented pent-up consumer demand and the impact of stimulus payments resulting from the pandemic, producing Company-record results for net sales, gross margin, operating income and earnings per share for the third quarter and first thirty-nine weeks of fiscal 2021.
Fiscal 2022 Third Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the third quarter of fiscal 2022 ended October 29, 2022 versus the third quarter of fiscal 2021 ended October 30, 2021.
•Total net sales were $177.8 million, a decrease of $28.2 million or 13.7%, compared to $206.1 million last year. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 14.9%.
◦Net sales from physical stores were $141.5 million, a decrease of $23.7 million or 14.4%, compared to $165.3 million last year with a comparable store net sales decrease of 15.8%. Net sales from physical stores represented 79.6% of total net sales compared to 80.2% of total net sales last year. The Company ended the third quarter with 247 total stores compared to 243 total stores at the end of the third quarter last year.
◦Net sales from e-com were $36.3 million, a decrease of $4.5 million or 11.1%, compared to $40.8 million last year. E-com net sales represented 20.4% of total net sales compared to 19.8% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $54.6 million, or 30.7% of net sales, compared to $76.7 million, or 37.2% of net sales, last year. Buying, distribution and occupancy costs deleveraged by 360 basis points collectively due to carrying these costs against a significantly lower level of net sales this year. Product margins declined by 300 basis points primarily due to an increased markdown rate compared to last year, during which we experienced record full price selling with an abnormally low markdown rate.
•Selling, general and administrative ("SG&A") expenses were $48.3 million, or 27.1% of net sales, compared to $47.7 million, or 23.2% of net sales, last year. The increase in SG&A dollars was primarily attributable to the impact of wage inflation on store and corporate payroll expenses as well as operating 4 net additional stores compared to last year.
•Operating income was $6.3 million, or 3.6% of net sales, compared to $29.0 million, or 14.1% of net sales, last year, due to the combined impact of the factors noted above.
•Income tax expense was $1.8 million, or 26.3% of pre-tax income, compared to $8.2 million, or 28.1% of pre-tax income, last year.

•Net income was $5.1 million, or $0.17 per diluted share, compared to $20.8 million, or $0.66 per diluted share, last year. Weighted average diluted shares were 30.0 million this year compared to 31.4 million last year.
Fiscal 2022 Year-to-Date Operating Results Overview
The following comparisons refer to the Company's operating results for the first thirty-nine weeks of fiscal 2022 ended October 29, 2022 versus the first thirty-nine weeks of fiscal 2021 ended October 30, 2021.
•Total net sales were $491.9 million, a decrease of $79.3 million or 13.9%, compared to $571.2 million last year. Total comparable net sales, including both physical stores and e-com, decreased by 14.9%.
◦Net sales from physical stores were $396.1 million, a decrease of $61.4 million or 13.4%, compared to $457.6 million last year with a comparable store net sales decrease of 14.7%. Net sales from stores represented 80.5% of total net sales compared to 80.1% of total net sales last year.
◦Net sales from e-com were $95.8 million, a decrease of $17.8 million or 15.7%, compared to $113.6 million last year. E-com net sales represented 19.5% of total net sales compared to 19.9% of total net sales last year.
•Gross profit including buying, distribution, and occupancy costs, was $150.4 million, or 30.6% of net sales, compared to $206.3 million, or 36.1% of net sales, last year. Buying, distribution and occupancy costs deleveraged by 300 basis points collectively despite being $0.9 million lower than last year due to carrying these costs against a significantly lower level of net sales this year. Product margins declined by 250 basis points primarily due to an increased markdown rate compared to last year, during which we experienced record full price selling with an abnormally low markdown rate.
•SG&A expenses were $137.8 million, or 28.0% of net sales, compared to $136.0 million, or 23.8% of net sales, last year. The increase in SG&A dollars was primarily attributable to the impact of wage inflation on store payroll and operating 4 net additional stores compared to last year, as well as increased software as a service cost.
•Operating income was $12.6 million, or 2.6% of net sales, compared to $70.3 million, or 12.3% of net sales, last year.
•Income tax expense was $3.7 million, or 27.2% of pre-tax income, compared to $17.9 million, or 25.5% of pre-tax income, last year.
•Net income was $9.8 million, or $0.32 per diluted share, compared to $52.2 million, or $1.68 per diluted share, last year. Weighted average diluted shares were 30.4 million this year compared to 31.0 million last year.
Balance Sheet and Liquidity
As of October 29, 2022, the Company had $105.8 million of cash and marketable securities and no debt outstanding compared to $155.6 million and no debt outstanding at the end of the third quarter last year. Since the end of last year's third quarter, the Company paid cash dividends to stockholders of $30.9 million in December 2021 and repurchased 1,258,330 shares of its common stock for a total of $10.9 million pursuant to its previously-announced stock repurchase program.
The Company ended the third quarter with inventories per square foot down 6.9% compared to last year, a significant improvement from being up 4.1% relative to last year at the end of this year's second quarter.
Total year-to-date capital expenditures at the end of the third quarter were $11.9 million this year compared to $10.9 million last year. For fiscal 2022 as a whole, the Company expects its total capital expenditures to be approximately $19 million inclusive of 11 new store openings.

Fiscal 2022 Fourth Quarter Outlook
Total comparable net sales through November 29, 2022, including both physical stores and e-com, decreased by 18.5% relative to the comparable period last year. For Thanksgiving weekend, Thursday through Cyber Monday, total comparable net sales decreased by 13.4% compared to last year. Based on these results, current and historical trends, and anticipating that fourth quarter sales performance will revert to a more traditional holiday cadence, including being the largest sales quarter of the year, the Company currently estimates that its fiscal 2022 fourth quarter net sales will be in the range of approximately $183 million to $188 million. The Company currently expects SG&A expenses to be in the range of approximately $54 million to $55 million, pre-tax income to be in the range of approximately $0.8 million to $2.6 million, and estimated income tax rate to be approximately 27%. The Company currently expects its earnings per diluted share to be in the range of $0.02 to $0.06 based on estimated weighted average diluted shares of approximately 29.9 million. This compares to $204.5 million in net sales and $0.38 in earnings per diluted share for the fourth quarter of last year.
The current business environment remains subject to many unpredictable risks and uncertainties including with respect to, among others, the current inflationary environment, continuing supply chain difficulties, labor challenges, the COVID-19 pandemic, geopolitical concerns, and how consumer behavior may change relative to any of these factors as well as last year's historical anomalies of pent-up demand coming out of pandemic-related restrictions and federal stimulus payments. As a result, the Company's estimates concerning its projected business performance may change at any time and there can be no guarantee that the Company's current estimates will be accurate.
Fiscal 2023 Capital Expenditure Plans
The Company currently expects its total capital expenditures for fiscal 2023 not to exceed $25 million, inclusive of up to 15 new stores and upgrades to certain distribution and information technology systems.
Conference Call Information
A conference call to discuss these financial results is scheduled for today, December 1, 2022, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 (domestic) or (201) 689-8471 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until December 8, 2022, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 13734299.
About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear, accessories and hardgoods for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 249 total stores across 33 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the overall effect of the novel coronavirus (COVID-19) pandemic, including its impacts on us, our operations, or our future financial condition or operating results, our current operating expectations in light of historical results, expectations regarding customer traffic, our supply chain, and inflation, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of the COVID-19 pandemic (including any surges in the number of cases related thereto, or other weather, epidemics, pandemics, or other public health issues), supply chain difficulties, and inflation on our business and operations, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	October 29, 2022	January 29, 2022	October 30, 2021
ASSETS
Current assets:
Cash and cash equivalents	$75,786	$42,201	$59,392
Marketable securities	29,985	97,027	96,237
Receivables	11,352	6,705	8,881
Merchandise inventories	81,589	65,645	86,692
Prepaid expenses and other current assets	16,036	16,400	9,682
Total current assets	214,748	227,978	260,884
Operating lease assets	222,664	216,508	226,547
Property and equipment, net	51,279	47,530	49,392
Deferred tax assets	10,261	11,446	11,894
Other assets	1,488	1,361	1,520
TOTAL ASSETS	$500,440	$504,823	$550,237

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$30,225	$28,144	$46,378
Accrued expenses	17,239	19,073	20,084
Deferred revenue	13,859	17,096	13,568
Accrued compensation and benefits	9,756	17,056	17,106
Current portion of operating lease liabilities	50,047	51,504	51,717
Current portion of operating lease liabilities, related party	2,771	2,533	2,582
Other liabilities	806	761	727
Total current liabilities	124,703	136,167	152,162
Long-term liabilities:
Noncurrent portion of operating lease liabilities	176,621	171,965	182,700
Noncurrent portion of operating lease liabilities, related party	23,129	21,000	21,625
Other liabilities	455	978	1,112
Total long-term liabilities	200,205	193,943	205,437
Total liabilities	324,908	330,110	357,599
Stockholders’ equity:
Common stock (Class A)	23	24	24
Common stock (Class B)	7	7	7
Preferred stock	—	—	—
Additional paid-in capital	168,749	166,929	165,983
Retained earnings	6,634	7,754	26,616
Accumulated other comprehensive income (loss)	119	(1)	8
Total stockholders’ equity	175,532	174,713	192,638
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$500,440	$504,823	$550,237

Tilly’s, Inc.
Consolidated Statements of Income
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net sales	$177,847	$206,096	$491,930	$571,205

Cost of goods sold (includes buying, distribution, and occupancy costs)	122,346	128,612	338,870	362,751
Rent expense, related party	918	745	2,680	2,149
Total cost of goods sold (includes buying, distribution, and occupancy costs)	123,264	129,357	341,550	364,900
Gross profit	54,583	76,739	150,380	206,305

Selling, general and administrative expenses	48,134	47,609	137,405	135,607
Rent expense, related party	134	133	400	400
Total selling, general and administrative expenses	48,268	47,742	137,805	136,007

Operating income	6,315	28,997	12,575	70,298
Other income (expense), net	675	(1)	862	(219)
Income before income taxes	6,990	28,996	13,437	70,079
Income tax expense	1,841	8,162	3,656	17,888
Net income	$5,149	$20,834	$9,781	$52,191
Basic earnings per share of Class A and Class B common stock	$0.17	$0.67	$0.32	$1.72
Diluted earnings per share of Class A and Class B common stock	$0.17	$0.66	$0.32	$1.68
Weighted average basic shares outstanding	29,894	30,915	30,226	30,429
Weighted average diluted shares outstanding	30,050	31,352	30,428	31,016

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021
Cash flows from operating activities
Net income	$9,781	$52,191
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	10,515	13,123
Insurance proceeds from casualty loss	—	117
Stock-based compensation expense	1,764	1,417
Impairment of assets	14	136
Loss on disposal of assets	64	52
Gain on sales and maturities of marketable securities	(230)	(101)
Deferred income taxes	1,167	57
Changes in operating assets and liabilities:
Receivables	(705)	1,847
Merchandise inventories	(15,944)	(31,111)
Prepaid expenses and other assets	557	(3,698)
Accounts payable	2,068	21,402
Accrued expenses	(4,253)	(9,804)
Accrued compensation and benefits	(7,300)	7,207
Operating lease liabilities	(4,637)	(5,205)
Deferred revenue	(3,237)	76
Other liabilities	(706)	(856)
Net cash (used in) provided by operating activities	(11,082)	46,850

Cash flows from investing activities
Proceeds from maturities of marketable securities	117,189	95,224
Purchases of marketable securities	(49,779)	(126,420)
Purchases of property and equipment	(11,897)	(10,911)
Proceeds from sale of property and equipment	—	17
Insurance proceeds from casualty loss	—	29
Net cash provided by (used in) investing activities	55,513	(42,061)

Cash flows from financing activities
Share repurchases related to share repurchase program	(10,902)	—
Proceeds from exercise of stock options	56	9,129
Dividends paid	—	(30,710)
Net cash used in financing activities	(10,846)	(21,581)

Change in cash and cash equivalents	33,585	(16,792)
Cash and cash equivalents, beginning of period	42,201	76,184
Cash and cash equivalents, end of period	$75,786	$59,392

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2021 Q1	238	2	2	238	1,753
2021 Q2	238	6	—	244	1,788
2021 Q3	244	—	1	243	1,781
2021 Q4	243	1	3	241	1,764
2022 Q1	241	—	—	241	1,764
2022 Q2	241	2	1	242	1,767
2022 Q3	242	5	—	247	1,800

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com